FOR IMMEDIATE RELEASE
July 29, 2010

For further information contact:
Craig Montanaro
President & Chief Operating Officer
Kearny Financial Corp.
(973) 244-4510

KEARNY FINANCIAL CORP.
REPORTS FOURTH QUARTER 2010 OPERATING RESULTS

Fairfield, New Jersey, July 29, 2010 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”), the holding company of Kearny Federal Savings Bank (the “Bank”), today reported net income for the quarter ended June 30, 2010 of $2,012,000, or $0.03 per diluted share.

The results represent an increase of $148,000 compared to net income of $1,864,000, or $0.03 per diluted share, for the quarter ended March 31, 2010. The increase in net income between linked quarters was primarily attributable to an increase in noninterest income and a reduction in the provision for loan loss which were partially offset by a decline in net interest income and an increase in noninterest expense.  In total, these factors resulted in an overall increase in pre-tax income and the provision for income taxes.

Net income for the quarter ended June 30, 2010 represented an increase of $899,000 compared to net income of $1,113,000, or $0.02 per diluted share, for the year ago quarter ended June 30, 2009.  The increase in year-over-year quarterly net income reflected increases in net interest income and noninterest income coupled with a decline in noninterest expense which were partially offset by an increase in the provision for loan loss.  In total, these factors resulted in an overall increase in pre-tax income and the provision for income taxes.

For the fiscal year ended June 30, 2010, the Company reported net income of $6,812,000 or $0.10 per diluted share representing an increase of $421,000 compared to net income of $6,391,000 or $0.09 per diluted share for the fiscal year ended June 30, 2009.  The increase in net income reflected increases in net interest income and noninterest income that were partially offset by increases in the provision for loan loss and noninterest expense.  In total, these factors resulted in an overall increase in pre-tax income and the provision for income taxes.

Kearny Federal Savings Bank operates from its administrative headquarters in Fairfield, New Jersey, and 27 retail branch offices located in Bergen, Hudson, Passaic, Morris, Middlesex, Essex, Union and Ocean Counties, New Jersey.  At June 30, 2010, Kearny Financial Corp. had total assets of $2.34 billion which included net loans receivable of $1.01 billion and total investment securities, including mortgage-backed and non-mortgage-backed securities, of $989.7 million.  As of that same date, deposits and borrowings totaled $1.62 billion and $210.0 million, respectively, while stockholders’ equity totaled $485.9 million or 20.8% of total assets.

The following is an overview of the Company’s financial results for the quarter ended June 30, 2010:

Net Interest Income

Net interest income during the quarter ended June 30, 2010 was $14.4 million, a decrease of $390,000 compared to net interest income of $14.8 million during the quarter ended March 31, 2010 and an increase of $1.1 million compared to net interest income of $13.3 million during the quarter ended June 30, 2009.  The Company’s net interest margin decreased by 17 basis point to 2.75% for the quarter ended June 30, 2010 from 2.92% during the prior linked quarter ended March 31, 2010.  The net interest margin decreased one basis point from 2.76% for the same quarter one year earlier ended June 30, 2009.

The decrease in net interest income between linked quarters resulted from a decrease in interest income exacerbated by a concurrent increase in interest expense.  The decrease in interest income between linked quarters was primarily attributable to declines in the average yields across most categories of interest-earning assets.  The impact on interest income attributable to the decline in average yields was partially offset by an increase in the overall average balance of interest-earning assets.  However, the components of that growth between linked quarters included an increase in the average balance of lower yielding non-mortgage-backed securities which was partially offset by reductions in the average balance of comparatively higher yielding loans and mortgage-backed securities.  The decline in interest income between linked quarters also reflected an increase in the average balance of non-interest-earning assets during the more recent comparative period.

The concurrent increase in interest expense was primarily attributable to an increase in the average balances of all categories of interest-bearing deposits.  The impact on interest expense attributable to the increase in average balances was partially offset by a decline in the average cost of interest-bearing deposits.  However, the rate of decline in the cost of interest-bearing deposits slowed during the quarter compared with that of recent quarters reflecting a slower rate of decline in the cost of certificates of deposit coupled with an increase in the cost of interest-bearing checking accounts.  The slowing decline in certificate of deposit costs reflects the growing portion of the portfolio whose rates have adjusted downward to current market levels.  By contrast, the increase in the cost of interest-bearing checking accounts primarily reflected the promotion of the Bank’s “High Yield Checking” product which is designed to attract core deposits in the form of customers’ primary checking accounts through interest rate and fee reimbursement incentives to qualifying customers.  The explicit increase in interest expense associated with the “High Yield Checking” product is expected to be partially offset by an associated increase in transaction fee income.

In contrast to the linked quarter comparison above, net interest income increased between the year-over-year quarters ended June 30, 2010 and June 30, 2009 resulting from a decrease in interest expense that outpaced a concurrent decrease in interest income.  The decrease in interest income was generally attributable to the same factors noted in the linked period comparison.  That is, the reduction in interest income reflected declines in the overall average yield of interest-earning assets resulting from declines in the average yields of most of its component categories.  Similarly, the impact on interest income attributable to the decline in average yields was partially offset by an increase in the overall average balance of interest-earning assets.  However, the components of that growth between year-over-year quarters was mainly due to an increase in the average balance of lower yielding non-mortgage-backed securities while the average balance of comparatively higher yielding loans and mortgage-backed securities declined.  The decline in interest income between year-over-year quarters also reflected an increase in the average balance of non-interest-earning assets during the more recent comparative period.

The decrease in interest expense between the year-over-year quarters reflected the effects of the decline in the overall average cost of interest-bearing deposits partially offset by increases in each of their respective average balances between comparative periods.  As in the linked period comparison above, the overall decline in the average cost of interest-bearing deposits reflected reductions in the cost of certificates of deposit that were partially offset by an increase in the cost of interest-bearing checking accounts for the reasons noted earlier.

More specifically, total interest income decreased $271,000 to $23.0 million during the quarter ended June 30, 2010 compared to $23.3 million during the quarter ended March 31, 2010 while decreasing $570,000 compared to $23.6 million during the quarter ended June 30, 2009.

Interest income from loans decreased $389,000 to $14.1 million during the quarter ended June 30, 2010 compared to $14.4 million during the quarter ended March 31, 2010.  By comparison, interest income on loans decreased $724,000 during the quarter ended June 30, 2010 compared to $14.8 million during the quarter ended June 30, 2009.  The decrease in interest income on loans between both sets of comparative periods resulted from decreases in both their average balance and average yield.  During the quarter ended June 30, 2010, average loans receivable were $1.01 billion with an average yield of 5.58%.  By comparison, during the quarters ended March 31, 2010 and June 30, 2009, average loans receivable were $1.02 billion and $1.05 billion, respectively, with average yields of 5.67% and 5.65%, respectively.

The Bank continued to experience a reduction in the aggregate outstanding balance of residential first mortgages, home equity loans and home equity lines of credit, whose combined average outstanding balances declined $7.1 million to $770.0 million between the quarters ended March 31, 2010 and June 30, 2010 due primarily to continuing depressed residential loan demand.  The average balances of commercial loans, including non-residential mortgages, multi-family mortgages and commercial business loans also decreased by $2.7 million in aggregate to $218.6 million over the same period.

Interest income from mortgage-backed securities decreased $418,000 to $7.1 million during the quarter ended June 30, 2010 from $7.5 million during the quarter ended March 31, 2010 while decreasing $1.3 million from $8.3 million during the quarter ended June 30, 2009.  The decline in interest income between linked and year-over-year periods was attributable to decreases in both the average balance and average yield of mortgage-backed securities between comparative periods.  During the quarter ended June 30, 2010, average mortgage-backed securities, excluding net unrealized gains, were $659.1 million with an average yield of 4.28%.  By comparison, during the quarters ended March 31, 2010 and June 30, 2009, the average balances of mortgage-backed securities were $689.1 million and $684.2 million, respectively, with average yields of 4.34% and 4.86%, respectively.

The average yield on mortgage-backed securities has been decreasing due primarily to the repayment of higher coupon mortgage loans in the pools underlying the securities coupled with the effect of the Company reinvesting incoming cash flows, including sale proceeds, into securities whose comparatively lower yields reflect the overall decline in market interest rates.

Interest income from non-mortgage-backed securities increased $585,000 to $1.7 million during the quarter ended June 30, 2010 compared to $1.1 million during the quarter ended March 31, 2010 and increased $1.5 million from $226,000 during the quarter ended June 30, 2009.  The increase in interest income between both sets of comparative periods resulted from an increase in the average balance of non-mortgage-backed securities which was partially offset by declines in their average yields.  During the quarter ended June 30, 2010, average non-mortgage-backed securities totaled $288.2 million with an average yield of 2.40%.  By comparison, during the quarters ended March 31, 2010 and June 30, 2009, the average balances of non-mortgage-backed securities totaled $160.1 million and $31.8 million, respectively, with average yields of 2.86% and 2.84%, respectively.

Interest income from other interest-earning assets, comprised primarily of interest-earning cash and cash equivalents, decreased $49,000 to $167,000 during the quarter ended June 30, 2010 compared to $216,000 during the quarter ended March 31, 2010 and decreased $87,000 from $254,000 for the quarter ended June 30, 2009.  The decline in interest income between both sets of comparative periods resulted from decreases in both the average balance and average yield of other interest-earning assets.  During the quarter ended June 30, 2010, the average balance of other interest-earning assets totaled $133.4 million with an average yield of 0.50%.  By comparison, during the quarters ended March 31, 2010 and June 30, 2009, the average balances of other interest-earning assets totaled $155.0 million and $170.6 million, respectively, with average yields of 0.56% and 0.60%, respectively.

Total interest expense increased $119,000 to $8.6 million during the quarter ended June 30, 2010 compared to $8.5 million during the quarter ended March 31, 2010 while decreasing $1.6 million compared to $10.3 million during the quarter ended June 30, 2009.

Interest expense attributed to deposits increased $97,000 to $6.6 million during the quarter ended June 30, 2010 from $6.5 million during the quarter ended March 31, 2010 but decreased $1.6 million compared to $8.2 million during the quarter ended June 30, 2009.  The changes in interest expense between both sets of comparative quarters reflected increases in the average balance of interest-bearing deposits.  In comparison to the prior linked quarter, the impact on interest expense attributable to the increase in the average balance of interest-bearing deposits was only partially offset by a concurrent decline in their average cost.  For the quarter ended June 30, 2010, the average balance of interest-bearing deposits increased to $1.53 billion from $1.46 billion for the quarter ended March 31, 2010 while their average cost declined to 1.72% from 1.78% for those same comparative periods.  As noted earlier, the decrease in the overall cost of interest-bearing deposits for the linked quarters reflects a continuing, but slowing, rate of decline in the cost of certificates of deposit that was partially offset by an increase in the cost of interest-bearing checking accounts primarily attributable to the Bank’s promotion of its “High Yield Checking” product.

For the year-over-year comparative periods, the impact on interest expense attributable to the increase in the average balance of interest-bearing deposits was more than offset by the overall decline in their average cost.  The average balance and average cost of interest-bearing deposits for the earlier comparative quarter ended June 30, 2009 totaled $1.36 billion and 2.41%, respectively.  As discussed above, the overall decline in the cost of interest-bearing deposits between the year-over-year comparative quarters also reflects the decline in the cost of certificates of deposit that were partially offset by an increase in the cost of interest-bearing checking accounts for the reasons noted.

Finally, interest expense attributed to Federal Home Loan Bank (“FHLB”) advances increased $22,000 to $2.1 million during the quarter ended June 30, 2010 from $2.0 million during the quarter ended March 31, 2010 while remaining unchanged at $2.1 million from the quarter ended June 30, 2009.  During both linked quarters ended June 30, 2010 and March 31, 2010,  the average balance of FHLB advances was $210.0 million with average costs of 3.91% and 3.87%, respectively.  The average balance and average cost of FHLB advances were unchanged from the quarter ended June 30, 2009 at $210.0 million and 3.91%, respectively.

Provision for Loan Losses

The provision for loan losses totaled $262,000 during the quarter ended June 30, 2010 compared to a provision of $891,000 for the linked quarter ended March 31, 2010.  No provision for loan loss was recorded for the quarter ended June 30, 2009.  The provision in the current period reflected required net increases to the allowance for additional estimated specific losses on several impaired mortgage loans and one construction loan participation on residential properties located in New Jersey.  All 1-4 family residential mortgage loans with specific losses identified during the quarter were originated by Countrywide Home Loans, Inc. (“Countrywide”) and purchased by the Bank during prior years.  The one construction loan participation requiring a specific loss provision during the current quarter was originally acquired through the Thrift Institutions Community Investment Corporation of New Jersey (“TICIC”), a subsidiary of the New Jersey Bankers Association.  The provision also reflected changes to balances of general valuation allowances attributable to the application of historical and environmental loss factors to the remaining non-impaired portion of the loan portfolio in accordance with the Company’s allowance for loan loss calculation methodology.  Further discussion of the allowance for loan losses is presented in the Loans and Credit Quality section below.

Noninterest Income

Noninterest income attributed to fees, service charges and miscellaneous income, including real estate owned (“REO”) operations, increased $81,000 to $644,000 during the quarter ended June 30, 2010 from $563,000 during the quarter ended March 31, 2010 while increasing $43,000 from $601,000 during the quarter ended June 30, 2009.  The increase in noninterest income between both sets of comparative quarters was attributable to several factors including increases in income from bank owned life insurance as well as increases in loan-related and deposit and branch-related fees and charges.

Noninterest income for the quarter ended June 30, 2010 also reflects net gains totaling $509,000 on the sale of mortgage-backed securities for which no such income was recorded during the comparative quarters ended March 31, 2010 or June 30, 2009.  The net security sale gains resulted, in part, from the sale of agency, pass-through securities during the current quarter.  These gains were partially offset by losses on the sale of the Company’s outstanding balance of non-investment grade, non-agency collateralized mortgage obligations (“CMOs”).  The CMOs sold were originally acquired as investment grade securities upon the in-kind redemption of the Bank’s interest in the AMF Ultra Short Mortgage Fund (“AMF Fund”) during the quarter ended September 30, 2008.  The ratings of these securities subsequently declined below investment grade with most ultimately being identified as other-than-temporarily impaired (“OTTI”) requiring the recognition of impairment charges through earnings in prior periods.  Other-then-temporary impairment charges recognized in non-interest income for the comparative quarters ended March 31, 2010 and June 30, 2009 totaled $53,000 and $144,000, respectively, with all such charges relating to these securities.

Noninterest Expense

Noninterest expense increased by $512,000 to $11.7 million for the quarter ended June 30, 2010 from $11.2 million for the quarter ended March 31, 2010 but decreased $88,000 from $11.8 million for the quarter ended June 30, 2009.

The increase in noninterest expense between linked quarters was largely attributable to $373,000 of expenses recorded during the quarter ended June 30, 2010 relating to the Company’s proposed acquisition of Central Jersey Bancorp (NASDAQ: CJBK)  as announced on May 25, 2010.  The acquisition-related expenses recorded during the current quarter included a portion of the professional service fees expected to be paid relating to the transaction including, but not limited to, investment banking, legal and due diligence consulting services.

The remaining $139,000 increase in noninterest expense between comparative quarters included increases in expenses during the quarter ended June 30, 2010 relating to salaries and employee benefits, equipment and systems, advertising and marketing and deposit insurance as well as a variety of other miscellaneous expenses.  Such increases were offset by a reduction in occupancy-related expenses.  Increases in compensation-related expenses reflected increases in wages and salaries and medical benefits costs that went into effect at the beginning of the 2010 calendar year that were partially offset by a reduction in employee stock ownership plan (“ESOP”) expense resulting from declines in the Company’s share value.  Increases in equipment and systems expenses primarily reflected increases in service provider charges including core processing costs, electronic banking/bill payment services and merchant processing charges.  The increase in service provider systems expenses also reflected costs associated with the implementation of the Bank’s “High Yield Checking” product discussed earlier.  Such implementation costs were also reflected in the reported increase in advertising and marketing expense.

The increase in cost of FDIC deposit insurance compared to the linked quarter ended March 31, 2010 primarily reflected the continued growth in the Bank’s balance of insurable deposits while the increase in miscellaneous expense included less noteworthy increases in professional services, loan expense, audit and accounting expense, corporate insurance expense and other general and administrative expenses.

The net decrease of $88,000 in year-over-year quarterly noninterest expense was largely attributable to a reduction in deposit insurance expense of $947,000 that reflected the FDIC special assessment recorded during the earlier comparative period.  Offsetting a significant portion of this reduction in noninterest expense were increases in most of the remaining categories of noninterest expense.  Such increases, most notably those relating to salaries and employee benefits, advertising and marketing and merger related expenses, were largely attributable to the same factors as those described for the linked quarter comparison above.

Provision for Income Taxes

The provision for income taxes increased by $222,000 to $1.5 million for the quarter ended June 30, 2010 from $1.3 million for the quarter ended March 31, 2010 and increased $679,000 from $867,000 for the quarter ended June 30, 2009.  The increase in income taxes between both sets of comparative quarters was primarily attributable to increases in pre-tax income.  The Company’s effective tax rates during the quarters ended June 30, 2010, March 31, 2010 and June 30, 2009 were 43.4%, 41.5% and  43.8%, respectively.

Cash and Cash Equivalents

Cash and cash equivalents, which consist primarily of interest-earning deposits in other banks, increased by $74.7 million to $181.4 million at June 30, 2010 from $106.7 million at March 31, 2010.  The increase in short term, liquid assets was largely attributable to cash inflows from continued growth in deposits outpacing the reinvestment of such funds into loans and investment securities during the quarter.

In accordance with the overall goals of its strategic business plan, the Company may, at times, defer the reinvestment of excess liquidity into the investment portfolio in favor of retaining comparatively higher average balances of short term, liquid assets as a funding source for future loan originations.  Due, in large part, to the significant economic challenges and declining real estate values that recently characterized the lending marketplace, the Company’s loan origination volume generally declined during most of fiscal 2010 compared to the prior year.  As such, a portion of the Company’s excess liquidity had been reinvested into investment securities during prior quarters.  However, during the quarter ended June 30, 2010, the Bank’s pipeline of “in process” loans increased due, in part, to continued expansion of the Bank’s loan origination staff.  Moreover, the Bank is currently evaluating various pricing strategies to expand the origination of certain loan types in select markets during the first half of fiscal 2011.  In light of these considerations, the Company elected to accumulate a growing balance of short term, liquid assets during the quarter ended June 30, 2010 as a funding source for potential loan growth as well as the proposed acquisition of Central Jersey Bancorp.  Management will continue to monitor the opportunity cost to near term earnings resulting from the accumulation of short term, liquid assets in relation to the expected need for such liquidity to fund the Company’s strategic initiatives.  The Company may ultimately redeploy a portion of its excess liquidity into higher yielding investments based upon the timing and relative success of those initiatives.

Coupled with the related activity from the prior quarters of fiscal 2010, the balance of the Company’s cash and cash equivalents has decreased approximately $30.1 million from $211.5 million at the end of the prior year ended June 30, 2009.

Loans and Credit Quality

Loans receivable, excluding deferred fees and costs and the allowance for loan losses, remained generally stable at $1.01 billion at June 30, 2010 compared to March 31, 2010.  Growth in loans was limited to $4.4 million for the quarter ended June 30, 2010 reflecting the continuing diminished level of loan demand from qualified borrowers coupled with aggressive pricing in the marketplace for certain loan products.  These factors impacted the Company’s commercial loan portfolio which generally includes non-residential mortgages, multi-family mortgages and commercial business loans.  This segment of the loan portfolio declined $3.8 million to $217.4 million at June 30, 2010 from $221.2 million at March 31, 2010.  The declines in commercial loan balances were more than offset by growth in one-to-four family mortgages which increased by $8.2 million to $776.8 million at June 30, 2010 from $768.7 million at March 31, 2010.  Aggregate declines in the outstanding balance of consumer and other loans totaled $21,000 while the outstanding balance of construction loans remained stable at $14.7 million at both June 30, 2010 and March 31, 2010.

Coupled with the related activity from the prior quarters of fiscal 2010, the balance of the Company’s loans receivable, excluding deferred fees and costs and the allowance for loan losses, has decreased approximately $31.7 million from $1.04 billion at the end of the prior year ended June 30, 2009.

At June 30, 2010, non-performing assets totaled $21.7 million or 0.93% of total assets and comprised 54 nonperforming loans totaling $21.6 million, or 2.13% of total loans, plus two REO properties totaling $146,000.  By comparison, at March 31, 2010 non-performing assets totaled $19.0 million or 0.84% of total assets and comprised 55 nonperforming loans totaling $18.6 million, or 1.84% of total loans, plus three REO properties totaling $390,000.

The increase in the balance of non-performing loans for the quarter ended June 30, 2010 was primarily attributable to the addition of one $2.2 million nonaccrual commercial business loan.  The loan, which is secured by land with approvals for residential development, was placed on nonaccrual at June 30, 2010 based upon its past due status.  However, no specific valuation allowance for impairment was required to be established against the loan as of that date based upon the adequacy of the Bank’s collateral as well as an existing contract for the sale of the underlying property which is expected to close in the quarter ending September 30, 2010.

Loans reported as non-performing at June 30, 2010, include 27 mortgage loans totaling $11.7 million on residential properties located in New Jersey originally acquired from Countrywide.  At June 30, 2010, the Bank owned a total of 170 residential mortgage loans with an aggregate outstanding balance of $84.9 million that were originally acquired from Countrywide and continue to be serviced by their acquirer, Bank of America through its subsidiary, BAC Home Loans Servicing, LP.  Of these loans, an additional 11 loans totaling $4.2 million are 30-89 days past due and are in various stages of collection.

Coupled with the related activity from the prior quarters of fiscal 2010, the balance of the Company’s nonperforming assets has increased approximately $8.4 million from $13.3 million or 0.62% of total assets at the end of the prior year ended June 30, 2009.

Charge offs, net of recoveries, against the allowance for loan loss during the current quarter ended June 30, 2010 resulted in nominal net aggregate charge offs of less than $1,000.  The allowance for loan losses as a percentage of total loans outstanding was 0.84% at June 30, 2010 compared with 0.82% at March 31, 2010 reflecting total allowances of $8.6 million and $8.3 million, respectively, at the close of each quarter.

Coupled with the related activity from the prior quarters of fiscal 2010, the balance of the Company’s allowance for loan losses has increased by $2.1 million from $6.4 million or 0.62% of total loans at June 30, 2009.

Securities and Mortgage-backed Securities

Mortgage-backed securities available for sale, all of which are government agency pass-through certificates, increased $18.9 million to $703.5 million at June 30, 2010 from $684.5 million at March 31, 2010.  The net increase reflected security purchases totaling $107.1 million which were partially offset by security sales of $32.7 million and principal repayments totaling approximately $64.0 million.  The increase also reflected an increase in the unrealized gain within the portfolio of $8.8 million to $30.0 million at June 30, 2010 from $21.3 million at March 31, 2010.  Of the securities purchased, $7.1 million represent issues eligible to meet the Community Reinvestment Act investment test.  Based on its evaluation, management concluded that no other-than-temporary impairment was present within this segment of the investment portfolio at June 30, 2010.

Mortgage-backed securities held to maturity decreased $1.8 million to $1.7 million at June 30, 2010 from $3.5 million at March 31, 2010.  The reduction was primarily attributable to the sale of the Company’s non-investment grade, non-agency CMOs.  At the time of sale, the securities had a book value, excluding other-than-temporary impairments, of $2.7 million.  Net of OTTI, the securities had an amortized cost and total net book value of $2.2 million and $1.5 million, respectively, reflecting the impact of prior credit-related and noncredit-related OTTI charges relating to the securities.  As discussed above, these securities were originally acquired as investment grade securities upon the in-kind redemption of the Bank’s interest in the AMF Fund during the quarter ended September 30, 2008.  Since that time, the ratings of these securities declined below investment grade with most ultimately being identified as other-than-temporarily impaired resulting in their eligibility for sale from the held-to-maturity portfolio.

At June 30, 2010, the Company’s remaining portfolio of non-agency CMOs totaled 20 securities with an aggregate outstanding balance of approximately $310,000.  These securities, all of which were acquired through the AMF Fund redemption and remain in the held-to-maturity portfolio, were not other-than-temporarily impaired and were rated as investment grade at June 30, 2010.  The remainder of the held to maturity mortgage-backed securities portfolio at June 30, 2010 is comprised of government agency mortgage pass-through securities and collateralized mortgage obligations that were also not other-than-temporarily impaired based upon management’s evaluation as of that date..

Coupled with the related activity from the prior quarters of fiscal 2010, the combined balances of the Company’s mortgage-backed securities portfolios totaling $705.2 million at June 30, 2010 have increased approximately $17.0 million from $688.1 million at the end of the prior year ended June 30, 2009.

Non-mortgage-backed securities classified as available for sale increased by $116,000 to $29.5 million at June 30, 2010 from $29.4 million at March 31, 2010.  The change in the balance between linked periods was primarily attributable to an increase in the fair value of the portfolio partially offset by principal repayments.  The net unrealized loss for this portfolio was reduced by $191,000 to $1.5 million at June 30, 2010 from $1.7 million at March 31, 2010.  Non-mortgage-backed securities classified as held to maturity decreased by $10.0 million to $255.0 million at June 30, 2010 from $265.0 million at March 31, 2010.  The decrease in the portfolio during the quarter was attributable to the full repayment at par of a fixed rate, agency debenture that was called prior to maturity.  Based on its evaluation, management has concluded that no other-than-temporary impairment is present within either segment of the non-mortgage backed securities portfolio at June 30, 2010.

Coupled with the related activity from the prior quarters of fiscal 2010, the combined balances of the Company’s non-mortgage-backed securities portfolios totaling $284.5 million at June 30, 2010  have increased approximately $256.5 million from $28.0 million at the end of the prior year ended June 30, 2009.

Deposits

Deposits increased $80.0 million to $1.62 billion at June 30, 2010 from $1.54 billion at March 31, 2010.  Growth was reported across all categories of interest-bearing deposits.  For the quarter ended June 30, 2010, interest-bearing demand deposits increased $39.1 million to $256.2 million, savings deposits increased $10.2 million to $334.2 million and certificates of deposit increased $32.4 million to $979.5 million.  Non-interest-bearing demand deposits decreased $1.7 million to $53.7 million during the current quarter.

As noted earlier, the increase in the cost of interest-bearing checking accounts primarily reflected the promotion of the Bank’s “High Yield Checking” product which is designed to attract core deposits in the form of customers’ primary checking accounts through interest rate and fee reimbursement incentives to qualifying customers.  The explicit increase in interest expense associated with the “High Yield Checking” product is expected to be partially offset by an associated increase in transaction fee income.

Coupled with the related activity from the prior quarters of fiscal 2010, the balance of the Company’s deposits has increased approximately $202.4 million from $1.42 billion at the end of the prior year ended June 30, 2009.  The growth in deposits during the year ended June 30, 2010 included an increase in the balance of non-interest-bearing deposits totaling $2.5 million coupled with an increase in total interest-bearing deposits of $199.9 million.  Depositors have generally been lengthening the maturities of their time deposits, particularly by transferring maturing certificates of deposit to accounts with new maturities of greater than 12 months to improve yield.  Certificates of deposit with maturities of greater than 12 months increased by $98.8 million to $263.2 million at June 30, 2010 from $164.4 million at June 30, 2009 with such balances representing 26.9% and 18.2% of total certificates of deposit at the close of each period, respectively.

Federal Home Loan Bank Advances

As a result of the Bank’s strong liquidity position, there were no additional borrowings drawn during fiscal 2010.  Moreover, no borrowings matured during those same periods.  Consequently, the balance of FHLB advances remained unchanged at $210.0 million at June 30, 2010 from the prior quarter ended March 31, 2010 and the prior fiscal year ended June 30, 2009.

Stockholders’ Equity and Capital Management

During the quarter ended June 30, 2010, stockholders’ equity increased $3.9 million to $485.9 million from $482.0 million at March 31, 2010.  The increase was attributable, in part, to quarterly net income of $2.0 million, increases to paid-in-capital totaling $1.3 million attributable primarily to benefit plan related adjustments and $364,000 of ESOP shares earned.  The increase in stockholders’ equity also reflects a $5.7 million increase in accumulated other comprehensive income resulting primarily from additional unrealized gain on the available for sale securities portfolios.  Partially offsetting these factors was a $4.6 million increase in treasury stock resulting from the repurchase of 494,223 shares of the Company’s common stock as well as an $817,000 cash dividend to shareholders.

At June 30, 2010, the Company’s total equity to asset ratio was 20.8% while the equity to assets ratio of the Bank was 19.9%.  As of that same date, the Bank’s ratio of tangible equity to tangible assets was 16.4% while its Tier 1 (Core) Capital and Total (Risk-based) Capital to risk-weighted assets ratios were 37.4% and 37.8%, respectively, far in excess of the 6.0% and 10.0% levels, respectively, required by the Office of Thrift Supervision to be classified “well-capitalized” under regulatory guidelines.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time.  The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)

	At
	June 30,	March 31,	June 30,
	2010	2010	2009
Selected Balance Sheet Data:
Assets	$2,339,813	$2,251,900	2,124,921
Cash and cash equivalents	181,422	106,685	211,525
Securities available for sale	29,497	29,381	28,027
Securities held to maturity	255,000	265,000	0
Allowance for loan losses	(8,561)	(8,298)	(6,434)
Net loans receivable	1,005,152	1,001,025	1,039,413
Mortgage-backed securities available for sale	703,455	684,534	683,785
Mortgage-backed securities held to maturity	1,700	3,463	4,321
Goodwill	82,263	82,263	82,263
Deposits	1,623,562	1,543,557	1,421,201
Federal Home Loan Bank advances	210,000	210,000	210,000
Total stockholders' equity	485,926	482,005	476,720
Consolidated Capital Ratios:
Equity to assets at period end	20.77%	21.40%	22.43%
Tangible equity to tangible assets at period end (1)	17.36%	18.08%	18.98%
Share Data:
Outstanding shares (in thousands)	68,344	68,839	69,242
Closing price as reported by NASDAQ	$9.16	$10.43	$11.44
Book value per share	$7.11	$7.00	$6.88
Tangible book value per share (1)	$5.66	$5.65	$5.58
Asset Quality Ratios:
Non-performing loans to total loans	2.13%	1.84%	1.26%
Non-performing assets to total assets	0.93%	0.84%	0.62%
Allowance for loan losses to total loans	0.84%	0.82%	0.62%
Allowance for loan losses to non-performing loans	39.70%	44.64%	48.92%

(1) Tangible equity equals total stockholders' equity reduced by goodwill, core deposit intangible assets and accumulated other comprehensive income.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)

	For the Three Months Ended			For the Year Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2010	2010	2009	2010	2009
Summary of Operations:
Interest income	$23,013	$23,284	$23,583	$93,108	$97,908
Interest expense	8,637	8,518	10,263	36,321	44,200
Net interest income	14,376	14,766	13,320	56,787	53,708
Provision for loan losses	262	891	0	2,616	317
Net interest income after provision for loan losses	14,114	13,875	13,320	54,171	53,391
Noninterest income, excl gain/(loss) on securities	644	563	601	2,395	2,648
Gain/(loss) on securities	509	(53)	(144)	303	(1,129)
Noninterest expense	11,709	11,197	11,797	45,094	43,922
Income before taxes	3,558	3,188	1,980	11,775	10,988
Provision for income taxes	1,546	1,324	867	4,963	4,597
Net income	$2,012	$1,864	$1,113	$6,812	$6,391
Per Share Data:
Net income per share - basic	$0.03	$0.03	$0.02	$0.10	$0.09
Net income per share - diluted	$0.03	$0.03	$0.02	$0.10	$0.09
Weighted average number of common shares
outstanding - basic (in thousands)	67,711	67,875	68,310	67,920	68,710
Weighted average number of common shares
outstanding - diluted (in thousands)	67,711	67,875	68,310	67,920	68,710
Cash dividends per share (1)	$0.05	$0.05	$0.05	$0.20	$0.20
Dividend payout ratio (2)	40.6%	45.2%	76.9%	53.7%	54.9%
(1) Represents dividends declared per common share.
(2) Represents dividends declared, excluding dividends waived by Kearny MHC, divided by net income.

	For the Three Months Ended			For the Year Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2010	2010	2009	2010	2009
Average Balances:
Loans receivable	$1,007,957	$1,018,748	$1,047,017	$1,030,287	$1,064,019
Mortgage-backed securities:
Mortgage pass-through securities	655,668	684,863	679,350	673,318	692,825
Collateralized mortgage obligations	3,426	4,229	4,844	4,178	3,847
Total mortgage-backed securities	659,094	689,092	684,194	677,496	696,672
Non-mortgage-backed securities:
Tax exempt securities	18,125	18,126	18,167	18,143	18,183
Taxable securities	270,082	141,932	13,658	119,328	15,721
Total non-mortgage-backed securities	288,207	160,058	31,825	137,471	33,904
Other interest-earning assets	133,407	155,010	170,592	161,375	115,806
Total interest earning assets	2,088,665	2,022,908	1,933,628	2,006,629	1,910,401
Non-interest-earning assets	210,500	194,958	183,956	207,240	169,408
Total assets	$2,299,165	$2,217,866	$2,117,584	$2,213,869	$2,079,809
Interest-bearing deposits
Interest-bearing checking	$237,401	$200,596	$161,370	$198,623	$156,883
Savings and clubs	329,606	319,202	297,881	315,715	293,483
Certificates of deposit	963,825	935,664	900,867	935,684	873,257
Total interest-bearing deposits	1,530,832	1,455,462	1,360,118	1,450,022	1,323,623
Federal Home Loan Bank advances	210,000	210,000	210,000	210,000	215,077
Total interest-bearing liabilities	1,740,832	1,665,462	1,570,118	1,660,022	1,538,700
Non-interest-bearing liabilities	77,525	72,319	70,326	74,424	68,441
Stockholders' equity	480,808	480,085	477,140	479,423	472,668
Total liabilities and stockholders' equity	$2,299,165	$2,217,866	$2,117,584	$2,213,869	$2,079,809
Average interest-earning assets to average
interest-bearing liabilities	119.98%	121.46%	123.15%	120.88%	124.16%

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Year Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2010	2010	2009	2010	2009
Performance ratios:
Yield on average:
Loans receivable	5.58%	5.67%	5.65%	5.64%	5.69%
Mortgage-backed securities	4.28%	4.34%	4.86%	4.49%	5.02%
Non-mortgage-backed securities:
Tax exempt securities	3.47%	3.47%	3.48%	3.48%	3.49%
Taxable securities	2.33%	2.78%	1.99%	2.57%	2.60%
Total non-mortgage-backed securities	2.40%	2.86%	2.84%	2.69%	3.07%
Other interest-earning assets	0.50%	0.56%	0.60%	0.51%	1.18%
Total interest-earning assets	4.41%	4.60%	4.88%	4.64%	5.12%
Cost of average:
Interest-bearing checking	1.25%	1.13%	1.09%	1.17%	1.34%
Savings and clubs	1.02%	1.01%	1.03%	1.03%	1.05%
Certificates of deposit	2.08%	2.19%	3.11%	2.41%	3.50%
Interest-bearing deposits	1.72%	1.78%	2.41%	1.94%	2.70%
Federal Home Loan Bank advances	3.91%	3.87%	3.91%	3.92%	3.95%
Total interest-bearing liabilities	1.98%	2.05%	2.61%	2.19%	2.87%
Net interest rate spread (1)	2.43%	2.55%	2.27%	2.45%	2.25%
Net interest margin (2)	2.75%	2.92%	2.76%	2.83%	2.81%
Noninterest income to average assets	0.20%	0.09%	0.09%	0.12%	0.07%
Noninterest expense to average assets	2.04%	2.02%	2.23%	2.04%	2.11%
Efficiency ratio	75.40%	73.30%	85.63%	75.81%	79.53%
Return on average assets	0.35%	0.34%	0.21%	0.31%	0.31%
Return on average equity	1.67%	1.55%	0.93%	1.42%	1.35%
(1) Interest income divided by average interest-earning assets less interest expense divided by average interest-bearing liabilities.
(2) Net interest income divided by average interest-earning assets.